Exhibit 10.1

Executive Officer – Breeze

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Royal Gold, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to shares of its common stock, $.01 par value (the “Stock”), to the Grantee named below, subject to the restrictions and vesting conditions set forth in the attachment (the “Agreement”).  Additional terms and conditions of the grant are set forth in this cover sheet, the Agreement, and in the Company’s 2015 Omnibus Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

Grant Date:	[Grant Date]

Name of Grantee:	[Full Name]

Number of Shares of Stock underlying Restricted Stock Units:	[# of Shares]

Purchase Price per Share of Stock: Par value, paid by services previously rendered

By agreeing to accept this Agreement online, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available in your Shareworks document library, or upon request to the Secretary.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

Executive Officer

ROYAL GOLD, INC.

2015 OMNIBUS LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units / Nontransferability

This grant is an award of restricted stock units (“Restricted Stock Units”) relating to the number of shares of Stock set forth on the cover sheet.  The per share purchase price of par value will be satisfied by your prior service at the time of the issuance of such Stock.  The grant is subject to the vesting conditions described below.  To the extent not yet vested, your Restricted Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise.

Vesting

Your right to the Stock under this Restricted Stock Unit Grant is subject to satisfaction of both the Performance-Based Vesting Condition and the Time-Based Vesting Condition set forth below.

Performance-Based Vesting Condition. In order for you to vest in any of the shares of Stock under this Restricted Stock Unit Grant, the Company must obtain net revenue for fiscal year [year] of $###,000,000, holding metal prices constant [and excluding revenue from the Voisey’s Bay net smelter return royalty] (the “Performance-Based Vesting Condition”).  If the Performance-Based Vesting Condition is not satisfied for fiscal year [year], all of the shares of Stock underlying this Restricted Stock Unit Grant will be forfeited.

Time-Based Vesting Condition. Provided that the Performance-Based Vesting Condition is satisfied, your right to vest in the Stock under this Restricted Stock Unit Grant vests as to one-third (1/3) of the total number of shares covered by this grant, as shown on the cover sheet, on each of the third, fourth and fifth anniversaries of the Grant Date (each a “Vesting Date”), provided you then continue in Service.

Termination after Long-Term Service

Notwithstanding the foregoing vesting schedule, if you incur a termination of Service other than for “Cause” (an “Involuntary Termination”), at any time after (i) the Performance-Based Vesting Condition has been satisfied, and (ii) you have provided fifteen (15) years of Service to the Company or its Affiliates, you shall be one hundred percent (100%) vested in the Restricted Stock Units as of the date of such termination of Service.

As used herein, the term “Cause” shall mean reasons justifying termination with immediate effect pursuant to your "Employment Contract" (that certain Employment Contract between you and RGLD Gold AG dated [Employment Contract Date], as the same may be amended after the date hereof.)

Termination without Cause; Change of Control

Notwithstanding the foregoing vesting schedule, if you incur an Involuntary Termination  during the term of your Employment Contract, and both (A) any such termination of Service or your Employment Contract occurs after the Performance-Based Vesting Condition has been satisfied, and (B) any such termination does not occur within the period of time beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Contract), then, you will be vested as of the date of your termination in a prorated portion of the shares of Stock under this Restricted Stock Unit Grant subject to this Agreement calculated by dividing (x)

Executive Officer

the number of days that you have remained in Service between the Grant Date and the termination date, by (y) the number of days required for you to fully vest in this grant of Restricted Stock Units as set forth in the section entitled “Vesting” above.  The resulting aggregate number of vested shares will be rounded down to the nearest whole number, and you cannot vest in more than the number of shares set forth on the cover sheet.

If you incur an Involuntary Termination during the term of your Employment Contract, and both (A) any such termination of Service or your Employment Contract occurs after the Performance-Based Vesting Condition has been satisfied, and (B) any such termination occurs within the period beginning ninety (90) days prior to and ending two (2) years after the occurrence of a “Change of Control” (as defined in your Employment Contract), then, you will be one hundred percent (100%) vested in the number of unvested shares of Stock remaining under this grant, set forth on the cover sheet as of the date of your termination, or, if later, the occurrence of such Change of Control.

Forfeiture of Unvested Units

In the event that your Service terminates for any reason, except as provided above in the sections entitled “Termination after Long-Term Service” and "Termination without Cause; Change of Control," you will forfeit all of the shares of Stock under this Restricted Stock Unit Grant that have not yet vested. For the avoidance of doubt, if you incur a termination of Service for any reason prior to the satisfaction of the Performance-Based Vesting Condition, you will forfeit all of the shares of Stock under this grant and will not thereafter vest in any shares of Stock.

Leaves of Absence	For purposes of this award of Restricted Stock Units, the impact of any leave of absence on your Service shall be determined in accordance with Company policies and procedures and Applicable Laws.

Share Delivery of Vested Units

Shares underlying the vested shares of Stock represented by the Restricted Stock Units will be delivered to you by the Company as soon as practicable after the Restricted Stock Units have vested, but in no event later than 60 days following the date such Restricted Stock Units became vested.

Evidence of Issuance

The issuance of the shares of Stock upon any vesting of the Restricted Stock Units shall be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including without limitation, book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements consistent with Company policies and procedures to pay any withholding or other taxes that may be due as a result of this grant or the vesting, settlement or issuance of shares related to this grant.  You may satisfy such withholding or other tax obligations by remitting cash payments to the Company within the time periods specified by Company policies and procedures or, to the extent permitted under Applicable Laws, by causing the Company or its Affiliate to withhold shares of Stock otherwise issuable to you as a result of this grant.  The shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

Executive Officer

In the event that the Company determines that any withholding or other tax is required and you have not made satisfactory arrangements to satisfy such obligations within the time periods specified by Company policies and procedures, the Company shall have the right to:  (i) require such payments from you; (ii) withhold such amounts from other payments due to you from the Company or any Affiliate; or (iii) withhold shares of Stock otherwise issuable to you as a result of this grant.  Any shares of Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligations.

Retention Rights

This Agreement does not give you the right to be retained by the Company (or any Parent, Subsidiaries or Affiliates) in any capacity.  The Company (and any Parent, Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered to you.

You will, however, as of each dividend record date for Stock occurring on or after the Grant Date of the Restricted Stock Units and prior to the date the shares of Stock underlying the Restricted Stock Units are delivered (or, if applicable, the date of forfeiture of the Restricted Stock Units), be entitled to receive an amount equal to the dividend that you would have been entitled to receive had you held the number of shares of Stock underlying the Restricted Stock Units on such record date, payable on the date of payment of the applicable dividend in cash or such number of shares of Stock having a Fair Market Value equivalent to such amount (each as determined by the Company in its sole discretion).

Forfeiture of Rights

If you should take actions in competition with the Company in violation of your Employment Contract, the Company shall have the right to cause a forfeiture of your rights, including, but not limited to: (i) a forfeiture of any outstanding unvested Restricted Stock Units, and (ii) with respect to the period commencing twelve (12) months prior to your termination of Service with the Company (A) a forfeiture of any proceeds received upon a sale of shares acquired by you upon vesting of shares of Restricted Stock Units or (B) a forfeiture of any shares of Stock acquired by you upon vesting of the Restricted Stock Units.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Company Stock, the number of shares covered by this grant may be adjusted pursuant to the Plan.  Your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Voluntary Participation	You agree that your participation in the Plan and the grant of the Restricted Stock Units to you by the Company pursuant to the Plan and this Agreement is voluntary.

Executive Officer

The Plan

The text of the Plan is incorporated in this Agreement by reference.  Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.

Other Agreements

You agree, as a condition of this grant of Restricted Stock Units, that you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Data Privacy

In order to administer the Plan, the Company may process personal data about you.  Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business address and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this award, you give explicit consent to process any such personal data.  You also give explicit consent to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Stock Ownership Requirements

You are required to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this Restricted Stock Unit Grant together with all other shares of Stock acquired by you pursuant to any other restricted stock grant and restricted stock unit grant made under the Plan (such 50% to be determined after reducing the shares of Stock covered by this grant and all other restricted stock grants and restricted stock unit grants made to you under the Plan by the number of shares of Stock equal in value to the amount required to be withheld to pay taxes in connection with this grant and such other restricted stock grants and restricted stock unit grants) for so long as the number of shares of Stock owned by you is less than the number of shares of Stock which satisfies your stock ownership requirements under the Company’s Stock Ownership Guidelines in effect from time to time.

Code Section 409A

It is intended that this award comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and to the maximum extent permitted, will be interpreted and administered in accordance with Code Section 409A.  Notwithstanding anything herein to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following your Separation from Service will instead be paid on the first payroll date after the six (6)-month anniversary of your Separation from Service (or your death, if earlier).  Notwithstanding the foregoing, neither the Company nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Code Section 409A, and neither the Company or an Affiliate nor the Board or the Committee will have any liability to you for such tax or penalty.

Executive Officer

By agreeing to accept this Agreement online, you acknowledge that you have received, read and understand the Plan and this Agreement, and agree to abide by and be bound by their terms and conditions.